Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

             We hereby consent to the use, in this Registration Statement on Form 8-K/A, of our report dated October 26, 2000, except as to the pooling of interest with FastForward Networks, Inc., which is as of October 30, 2000, relating to the financial statements of Inktomi Corporation as of September 30, 2000 and for the three years then ended.

PricewaterhouseCoopers LLP
San Jose, California
January 8, 2001